Exhibit 23

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-73186, 333-91901, 333-98259 and 333-101546) pertaining to Teltronics, Inc. Savings Plan, the Registration Statements (Form S-8 Nos. 333-45968, 333-104217 and 333-114518) pertaining to Teltronics, Inc. 2000 Employee Stock Purchase Plan and the Registration Statements (Form S-8 Nos. 333-91905 and 333-45372) pertaining to Teltronics, Inc. 1995 Incentive Stock Option Plan, of our report dated April 13, 2007, with respect to the consolidated financial statements and schedule of Teltronics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/Kirkland, Russ, Murphy & Tapp, P.A.
Certified Public Accountants

Clearwater, Florida
April 13, 2007